Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Celanese Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-122789, 333-128048, 333-158734, 333-158736, 333-166358, 333-180932, 333-193836, and 333-224420) and on Form S-3 (No. 333-216005) of Celanese Corporation (the Company) of our report dated February 7, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Dallas, Texas
February 7, 2019